Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Stock Incentive Plan, as restated, of RealD Inc. of our reports dated May 31, 2012, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of RealD Inc. included in its Annual Report (Form 10-K) for the year ended March 23, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, CA

May 31, 2012